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Press Release
For immediate release
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Invesco Ltd. Announces January 31, 2012
Assets Under Management

Invesco Relations Contact:  Jordan Krugman    404-439-4605
Media Relations Contact:    Doug Kidd            404-479-2922

Atlanta, February 9, 2012 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $648.3 billion, an increase of 3.7% month over month. The increase was largely the result of positive market returns, FX and long-term net inflows.  FX increased AUM by $2.2 billion. Total long-term flows, excluding the PowerShares QQQ, were modestly positive during the month. Total average assets for the quarter through January 31 were $639.6 billion and average active assets for the quarter through January 31 were $539.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
January 31, 2012(a)	$648.3	$287.6	$152.0	$47.0	$73.3(b)	$88.4
December 31, 2011	$625.3	$271.0	$149.0	$44.6	$74.0	$86.7
November 30, 2011	$622.4	$269.6	$147.6	$43.8	$74.8	$86.6
October 31, 2011	$635.7	$279.5	$148.5	$44.3	$74.3	$89.1
Assets Under Management - Excluding ETF/UIT and Passive ("Active")
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
January 31, 2012(a)	$543.6	$235.3	$120.7	$47.0	$73.3(b)	$67.3
December 31, 2011	$529.0	$225.4	$119.0	$44.6	$74.0	$66.0
November 30, 2011	$527.7	$225.3	$117.9	$43.8	$74.8	$65.9
October 31, 2011	$539.6	$233.8	$119.6	$44.3	$74.3	$67.6
Assets Under Management - ETF, UIT and Passive ("Passive")
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
January 31, 2012(a)	$104.7	$52.3	$31.3	$0.0	$0.0	$21.1
December 31, 2011	$96.3	$45.6	$30.0	$0.0	$0.0	$20.7
November 30, 2011	$94.7	$44.3	$29.7	$0.0	$0.0	$20.7
October 31, 2011	$96.1	$45.7	$28.9	$0.0	$0.0	$21.5

(a)	Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $69.0 billion in institutional money market AUM and $4.3 billion in retail money market AUM

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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